SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2005

LTX CORPORATION

(Exact name of registrant as specified in charter)

Massachusetts	04-2594045
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

50 Rosemont Road, Westwood, Massachusetts	02090
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 461-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 7, 2005, the Board of Directors, upon recommendation of the Board’s Compensation Committee, approved the accelerated vesting of certain unvested and “out-of-the-money” stock options held by employees, executive officers and non-employee directors with exercise prices greater than $7.50 per share. The closing sale price of LTX’s common stock on the Nasdaq National Market on June 7, 2005 was $5.20. As a result of this vesting acceleration, which became effective on June 7, 2005, options to purchase approximately 2.3 million shares of LTX’s common stock that would otherwise have vested at various times within the next four years became fully vested.

The decision to accelerate these unvested options was made primarily to reduce compensation expense that might be recorded in future periods following our adoption of SFAS 123(R) beginning with our next fiscal year, which starts on August 1, 2005. Accelerating the vesting of these stock options will reduce the Company’s aggregate compensation expense in future periods by a total of approximately $13.7 million, before taxes, based upon value calculations using the Black-Scholes methodology (approximately $6.1 million in fiscal-year 2006, $5.5 million in fiscal-year 2007, $1.8 million in fiscal-year 2008, and $0.3 million in fiscal-year 2009).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2005	LTX Corporation

	By:	/s/ Mark J. Gallenberger
Mark J. Gallenberger
Vice President & Chief Financial Officer